Exhibit 5.1

March 31, 2021

Investcorp Credit Management BDC, Inc.

280 Park Avenue, 39th Floor

New York, New York 10017

Ladies and Gentlemen:

We have acted as counsel to Investcorp Credit Management BDC, Inc. (formerly known as CM Finance Inc), a Maryland corporation (the “Company”), in connection with the registration statement on Form N-2 (File No. 333-223999) (as amended as of the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), previously declared effective by the Commission, relating to the public offering of securities of the Company that may be offered by the Company from time to time as set forth in the prospectus dated April 10, 2019, which was included in post-effective amendment no. 3 to the Registration Statement, and which forms a part of the Registration Statement (the “Prospectus”), and as may be set forth from time to time in amounts, at prices, and on terms to be set forth in one or more supplements to the Prospectus. This opinion letter is rendered in connection with the issuance and sale by the Company of $65,000,000 in aggregate principal amount of the Company’s 4.875% Notes due 2026 (the “Notes”), as described in the prospectus supplement dated March 24, 2021 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424 under the Securities Act. All of the Notes are to be sold by the Company as described in the Registration Statement and related Prospectus and Prospectus Supplement.

The Notes will be issued pursuant to the indenture, dated as of July 2, 2018 (the “Base Indenture”), entered into between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a second supplemental indenture, dated as of March 31, 2021 (the “Second Supplemental Indenture,” and together with the Base Indenture, the “Indenture”).

As counsel to the Company, we have participated in the preparation of the Registration Statement and have examined the originals or copies of the following:

(i)	the Articles of Amendment and Restatement of the Company, as amended, certified as of a recent date by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”);

(ii)	The Bylaws of the Company, certified as of the date of this opinion letter by an officer of the Company;

March 31, 2021

(iii)	a Certificate of Good Standing with respect to the Company issued by the SDAT as of March 23, 2021;

(iv)

the resolutions of the Company’s board of directors, or a duly authorized committee thereof, of the Company relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement, (b) the authorization, execution and delivery of the Indenture, and (c) the authorization, issuance and sale of the Notes;

(v)	the Indenture; and

(vi)	a specimen copy of the form of the Notes to be issued pursuant to the Indenture in the form attached to the Indenture.

With respect to such examination and our opinions expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, (v) that all certificates issued by public officials have been properly issued, (vi) the accuracy and completeness of all corporate records made available to us by the Company and (vii) that the Indenture will be a valid and legally binding obligation of the parties thereto (other than the Company).

This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied upon certificates and/or representations of officers of the Company. We have also relied upon certificates and confirmations of public officials. We have not independently established the facts, or in the case of certificates or confirmations of public officials, the other statements, so relied upon.

The opinions set forth below is limited to the contract laws of the State of New York, as in effect on the date hereof, and we express no opinion with respect to any other laws of the State of New York or the laws of any other jurisdiction. Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance or sale of the Notes.

On the basis of and subject to the foregoing, and subject to the all of the assumptions, qualifications and limitations set forth in this opinion letter, we are of the opinion that, when the Notes are duly executed and delivered by duly authorized officers of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed

March 31, 2021

consideration therefor, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, and other similar laws affecting the rights and remedies of creditors generally and to general principles of equity (including without limitation the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding at law or in equity.

The opinions expressed in this opinion letter: (a) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be inferred and (b) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the Company or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K, filed with the Commission for incorporation by reference in the Registration Statement, and to the reference to our firm in the “Legal Matters” section in the Registration Statement, Prospectus and Prospectus Supplement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

/s/ EVERSHEDS SUTHERLAND (US) LLP